Exhibit 10.38

December 28, 1999

National Consumer
Cooperative Bank
Suite 1700
1401 Eye Street N.W.
Washington, D.C. 20005
Attention: Richard L. Reed, Chief Financial Officer

Ladies and Gentlemen:

Reference is made to the Master Shelf Agreements dated December 30, 1994 and June 30, 1997 (the “Shelf Agreements”) by and between National Consumer Cooperative Bank (the “Company”) and The Prudential Insurance Company of America (“Prudential”), as amended to date, and the Note Purchase Agreement dated December 28, 1999 (the “Note Agreement”), by and between the Company and Prudential.

Prudential agrees that paragraphs 5 and 6 of the Shelf Agreements are hereby amended to incorporate paragraphs 5 and 6 of the Note Agreement, so that paragraphs 5 and 6 of the Shelf Agreements shall be superseded by paragraphs 5 and 6 of the Note Agreement.

This amendment is limited strictly to the terms hereof and does not constitute an agreement, waiver or consent with respect to any other provision contained in, or transaction prohibited by, the Shelf Agreements or the Note Agreement or requiring the consent of the Noteholders under the Shelf Agreements or Note Agreements and does not constitute a precedent or otherwise limit the discretion of Prudential to grant or deny any subsequent request by the Company for a waiver or consent under paragraphs 5 or 6, or any other provision of the Shelf Agreements or the Note Agreement.

This letter may be executed in multiple counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same letter and shall become effective when one or more of such counterparts have been signed by each of the parties and delivered to the other party.

Sincerely,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
		Name:	Yvonne M. Guajardo
		Title:	Vice President

Accepted and agreed to
This 28th day of December, 1999:

NATIONAL CONSUMER COOPERATIVE BANK

By:
Name:	William E. Seas III
Title:	Treasurer